[Blank Rome LLP Letterhead]

June 8, 2012

Special Opportunities Fund, Inc.
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:

We have acted as counsel to Special Opportunities Fund, Inc. (the “Fund”), a Maryland corporation, in connection with the Registration Statement on Form N-2 filed with the Securities and Exchange Commission on January 9, 2012, as amended by Pre-Effective Amendment No. 1 on Form N-2/A filed on April 13, 2012, Pre-Effective Amendment No. 2 on Form N-2/A filed on June 6, 2012 and Pre-Effective Amendment No. 3 filed on the date hereof (the “Registration Statement”).  The Registration Statement covers (i) shares of convertible preferred stock with a par value of $0.001 per share (the “Preferred Shares”) to be issued pursuant to the exercise of rights (the “Rights”) to be issued to the stockholders of record of outstanding shares of common stock of the Fund, par value $0.001 per share (“Common Shares”, and together with the Preferred Shares, the “Shares”), and (ii) Common Shares to be issued upon the conversion of the Preferred Shares.  The Rights entitle such stockholders to purchase one Preferred Share of the Fund for every Right held.

For purposes of rendering this opinion, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following documents:

a)	The Registration Statement;

b)	The Amended and Restated Articles of Incorporation, as amended, of the Fund as incorporated by reference to the Registration Statement (the “Articles”);

c)	By-Laws of the Fund as incorporated by reference to the Registration Statement (the “Bylaws”);

d)	The Articles Supplementary of the Fund relating to the designation of the Preferred Shares and filed as an exhibit to the Registration Statement (the “Articles Supplementary”);

e)	Resolutions of the Board of Directors dated September 22, 2011 with respect to the Registration Statement (the “Resolutions”); and

(f)	Officer’s Certificate dated the date hereof with respect to the Articles, Bylaws, Articles Supplementary and Resolutions.

For purposes of this opinion, we have not reviewed any documents other than those documents listed in paragraphs (a) through (f) above.  In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (f) above) that may be referred to in or incorporated by reference into any document reviewed by us.  We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.  We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein, and the additional matters stated or assumed herein, all of which we have assumed to be true, complete and accurate in all respects.

With respect to all documents examined by us, we have assumed that: (i) all signatures on such documents are genuine; (ii) all documents submitted to us as originals are authentic and complete; and (iii) all documents submitted to us as copies conform to the originals of those documents.

This opinion letter is limited to the laws of the State of Maryland, and we have not considered, and express no opinion on, the laws of any other jurisdiction, including, without limitation, federal laws and rules and regulations relating thereto.  Our opinions are rendered only with respect to Maryland laws and rules, regulations and orders thereunder and reported decisions of Maryland courts in effect on the date hereof.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon the foregoing, we are of the opinion that the Preferred Shares, when sold, paid for and issued in accordance with the terms of the Registration Statement pursuant to the exercise of the Rights, and the Common Shares, when issued upon the conversion of the Preferred Shares, will be validly issued, fully paid and non-assessable.  Furthermore, based upon the foregoing, we are of the opinion that the Rights are a binding obligation of the Fund under the laws of the State of Maryland.

We have assumed and have not verified that each of the representations and warranties made or given by the Fund in the Registration Statement are true, correct and complete, and that any information delivered or otherwise disclosed in the Registration Statement by the Fund is true, correct and complete.

The opinions expressed herein are expressed as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which hereafter may come to our attention, or to reflect any changes in any facts, circumstances or law which may hereafter occur.

We hereby consent to the use of this opinion as Exhibit 2(l) to the Registration Statement and to the reference to this firm in the Fund’s Prospectus and the Statement of Additional Information, in each case, included as part of the Registration Statement.  In giving this consent, we do not hereby concede that we come within the categories of persons whose consent is required by the Securities Act of 1933, as amended, or the general rules and regulations promulgated thereunder.  Nothing in this paragraph shall be deemed to change the effective date of this opinion.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP